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Exhibit 8.2

[WACHTELL, LIPTON, ROSEN & KATZ FORM OF OPINION]

                        , 2005

Sears, Roebuck & Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the "Registration Statement") of Sears Holdings Corporation, a Delaware corporation ("Holdings"), relating to the proposed combination of Kmart Holding Corporation, a Delaware corporation, and Sears, Roebuck and Co., a New York corporation ("Sears"), both to become wholly-owned subsidiaries of Holdings following simultaneous mergers of Kmart Acquisition Corporation, a wholly-owned subsidiary of Holdings, with and into Kmart Holding Corporation, and Sears Acquisition Corporation, a wholly-owned subsidiary of Holdings, with and into Sears.

        We have participated in the preparation of the discussion set forth in the section entitled "Material United States Federal Income Tax Consequences" in the Registration Statement. In our opinion, such discussion, insofar as it sets forth United States federal income tax law pertaining to Sears stockholders, is accurate in all material respects.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

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  Exhibit 8.2
[WACHTELL, LIPTON, ROSEN & KATZ FORM OF OPINION]